Exhibit 5.1

Gibson, Dunn & Crutcher LLP
One Embarcadero Center
San Francisco, CA 94111-3715
Tel 415.393.8200 gibsondunn.com

February 20, 2024

Neurogene Inc.

535 W 24th Street, 5th Floor

New York, New York 10011

Re:	Neurogene Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Neurogene Inc. (f/k/a Neoleukin Therapeutics, Inc.), a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (a) 579,455 shares of the Company’s common stock, par value $0.000001 per share (the “Common Stock”), issuable pursuant to options outstanding under the Neurogene Inc. 2018 Equity Incentive Plan (the “2018 Plan”), which was assumed by the Company on December 18, 2023 in connection with Neurogene Inc.’s merger with a wholly-owned subsidiary of the Company, (b) 2,750,668 additional shares of Common Stock issuable to eligible individuals under the Neurogene Inc. 2023 Equity Incentive Plan (the “2023 Plan”), of which 2,237,722 were initially available for issuance under the 2023 Plan and 512,946 became available for issuance as a result of the automatic annual increase on January 1, 2024, and (c) 173,223 additional shares of Common Stock issuable to eligible individuals under the Neurogene Inc. 2023 Employee Stock Purchase Plan (together with the 2018 Plan and the 2023 Plan, the “Plans”).

We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plans, when issued and sold in accordance with the terms of the respective Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • Riyadh • San Francisco • Singapore • Washington, D.C.

Neurogene Inc.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP